IRET Announces Sale of Select Assets – Continuing Portfolio Quality Improvement; Provides August Operating Update

MINNEAPOLIS, MN, September 1, 2020 – IRET (NYSE: IRET) announced today that it sold four apartment communities consisting of 690 apartment homes in Grand Forks, North Dakota for an aggregate sale price of $42.5 million. The four Grand Forks properties are Forest Park, Landmark, Southwind and Valley Park. These dispositions continue the strategy of improving the quality of our portfolio and capital recycling to focus on expansion in the target markets of Denver, Nashville, and Minneapolis.
“There continues to be robust demand for our properties across all markets,” said Mark O. Decker Jr., President and CEO. “We remain opportunistic. The Grand Forks sale price represents a premium to our long-term view of asset value. More importantly, the overall quality and efficiency of our communities improve with this transaction.”
Operating Performance Update
IRET provided the following updates regarding August operating performance:

•	Collections were 98.6% of total revenues for August 2020 and 98.8% for the two months ended August 31, 2020.

•	Physical occupancy for same-store communities as of August 31, 2020 was 94.5%, compared to 93.5% as of August 31, 2019, and 94.8% as of June 30, 2020.
Upcoming Events
IRET will be participating in BMO’s Real Assets Virtual Conference September 2-3, 2020, and has posted its updated Investor Presentation on its website at http://ir.iretapartments.com/.
About IRET
IRET is a real estate company focused on the ownership, management, acquisition, redevelopment, and development of apartment communities.  Currently, we own interest in 66 apartment communities consisting of 11,445 apartment homes. IRET's common shares and Series C preferred shares are publicly traded on the New York Stock Exchange (NYSE symbols: "IRET" and "IRET PC," respectively).
Investor Relations Contact Information
Emily Miller
Investor Relations
Phone: 701-837-7104
E-mail: IR@iret.com